Exhibit 99.1

Federal Home Loan Bank of San Francisco
Announces Results of Nevada Member Director Election

SAN FRANCISCO, August 13, 2015-The Federal Home Loan Bank of San Francisco today announced that incumbent member director Bradley W. Beal has been declared elected to a new four-year term on the Bank’s board beginning January 1, 2016, and ending December 31, 2019.

Mr. Beal, who is in the member director position designated for the state of Nevada, is the President and Chief Executive Officer of One Nevada Credit Union, Las Vegas, Nevada. He was the only nominee in Nevada for the 2015 director elections and has been declared elected under Federal Housing Finance Agency regulations.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com